Exhibit 99.2

Contact:	Laura Nicoll
Affiliated Managers Group, Inc.
(617) 747-3300
pr@amg.com

AMG Names Nathaniel Dalton as Chief Operating Officer

Boston, MA, December 14, 2006 — Sean M. Healey, President and Chief Executive Officer of Affiliated Managers Group, Inc. (NYSE: AMG), today announced the appointment of Nathaniel Dalton as Executive Vice President and Chief Operating Officer.

“The AMG business model has an established reputation for delivering outstanding growth and excellent investment returns for our shareholders,” said Mr. Healey.  “Nate has played a key role in maintaining strong relationships with our Affiliate partners and identifying opportunities to develop and grow their businesses.”

Since the beginning of 2004, AMG Affiliates have generated organic growth of $70 billion, or 80%, through outstanding investment performance and strong net client cash flows.

Mr. Healey added, “Our operating momentum has never been stronger, and we look to Nate’s leadership and broad experience as Chief Operating Officer to execute initiatives that enhance our growth and profitability.”

Mr. Dalton, age 40, joined AMG in 1996 as Senior Vice President and General Counsel, and became Executive Vice President responsible for the Company’s Affiliate Development efforts in 2001.

“AMG has a remarkable management team and we have successfully leveraged our core strengths to generate excellent results across our business,” said Mr. Dalton.  “I have enjoyed close relationships with our Affiliate partners, and we look forward to continuing to position AMG for growth in 2007 and beyond.”

In addition, Mr. Dalton served as General Counsel and as the Company’s Secretary until June 2002. Prior to joining AMG, he was an attorney at Goodwin Procter LLP, focusing on mergers and acquisitions. He received a J.D. from Boston University School of Law and a B.A. from the University of Pennsylvania.  Mr. Dalton resides in Swampscott, Massachusetts, with his wife and two children.

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AMG Names Nathaniel Dalton as Chief Operating Officer
December 14, 2006

AMG is an asset management company with equity investments in a diverse group of mid-sized investment management firms. AMG’s strategy is to generate growth through the internal growth of its existing Affiliates, as well as through investments in new Affiliates. AMG’s innovative transaction structure allows individual members of each Affiliate’s management team to retain or receive significant direct equity ownership in their firm while maintaining operating autonomy. In addition, AMG provides centralized assistance to its Affiliates in strategic matters, marketing, distribution, product development and operations. Pro forma for its pending investment in Chicago Equity Partners, AMG’s affiliated investment management firms managed $222 billion in assets at September 30, 2006.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws.  Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including changes in the securities or financial markets or in general economic conditions, the availability of equity and debt financing, competition for acquisitions of interests in investment management firms, our ability to complete pending acquisitions, the investment performance of our Affiliates and their ability to effectively market their investment strategies, and other risks detailed from time to time in AMG’s filings with the Securities and Exchange Commission.  Reference is hereby made to the “Cautionary Statements” set forth in the Company’s Form 10-K for the year ended December 31, 2005.

For more information on Affiliated Managers Group, Inc.,
please visit AMG’s Web site at www.amg.com.